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Exhibit 23

Consent of KPMG LLP

The Board of Directors
Aksys, Ltd.:

        We consent to incorporation by reference in the registration statements (Nos. 333-76142, 333-44668, 333-36674, 333-89188, 333-97763, 333-100557, and 333-102651) on Form S-3 and (Nos. 333-64134, 333-64136, and 333-18073) on Form S-8 of Aksys, Ltd. and subsidiaries of our report dated February 26, 2004 relating to the consolidated balance sheets of Aksys, Ltd. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Aksys, Ltd.

                      KPMG LLP

Chicago, Illinois
March 15, 2004

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Consent of KPMG LLP